UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) March 7, 2011
INVACARE CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	1-15103	95-2680965

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

One Invacare Way, P.O. Box 4028, Elyria, Ohio	44036

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (440) 329-6000

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On March 7, 2011, Invacare Corporation (the “Company”), based upon the authorization and approval of the Company’s Board of Directors and a Special Committee of the Board of Directors comprised of independent and disinterested directors, entered into a share purchase agreement (the “Agreement”) with A. Malachi Mixon, III, the Company’s executive Chairman of the Board and a shareholder of the Company. Pursuant to the Agreement, Mr. Mixon sold to the Company 350,000 common shares of the Company at a price per share of $29.94 (the “Repurchase”). The Company funded the Repurchase with borrowings under its senior secured revolving credit facility.
     As previously disclosed in Mr. Mixon’s filings with the SEC, prior to the Repurchase, Mr. Mixon beneficially owned 2,566,099 common shares of the Company. The shares sold by Mr. Mixon to the Company in the Repurchase constitute approximately 14% of the Company common shares he beneficially owned prior to the Repurchase. Mr. Mixon informed the Company that the sale of his shares was for personal financial planning purposes and that he remains excited about the strategic direction of the Company.
     The foregoing description of the Agreement is a summary and is qualified in its entirety by reference to the terms of the Agreement, which is attached hereto as Exhibit 10.1 and incorporated by reference herein.
Item 8.01. Other Events.
     The Repurchase was made pursuant to the Company’s previously announced share repurchase program under which the Board of Directors had authorized the repurchase of up to 2,000,000 of the Company’s common shares from time to time on the open market, in privately negotiated transactions or otherwise. Including the Repurchase, to date, the Company has purchased a total of 1,322,100 shares under the repurchase program, with authorization remaining to purchase 677,900 shares.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit number	Description

10.1	Share Purchase Agreement, dated March 7, 2011, by and between Invacare Corporation and A. Malachi Mixon, III.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Invacare Corporation

(Registrant)

Date: March 8, 2011

/s/ Gerald B. Blouch Gerald B. Blouch
President and
Chief Executive Officer

Exhibit Index

Exhibit number	Description

10.1	Share Purchase Agreement, dated March 7, 2011, by and between Invacare Corporation and A. Malachi Mixon, III.